Exhibit 23.5

CONSENT OF MICHAEL M. GUSTIN

In connection with Golden Queen Mining Co. Ltd.’s (the “Company”) Registration Statement on Form S-3 (the “Form S-3”) being filed with the United States Securities and Exchange Commission, I consent to the references of my name and to the use of information of a scientific or technical nature attributed to me in the Form S-3 and the information being incorporated by reference into the Form S-3.

DATED: December 8, 2017

/s/ Michael M. Gustin

Michael M. Gustin